Exhibit 10.3
THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
<Date1>
CONFIDENTIAL TO: <Name>
You have been granted Restricted Stock Units under the Steelcase Inc. Incentive Compensation Plan (the “Plan”).
This Award Agreement provides additional information regarding your rights under the Plan and your Award. A copy of the Plan has already been provided to you. If there is any inconsistency between this Award Agreement and the Plan, the Plan controls. Capitalized terms used in this Award Agreement are defined in the Plan or defined hereunder.
Overview of Your Award
1.	Type of Award: Restricted Stock Unit, as permitted under Article 11 of the Plan (“Restricted Stock Unit”).

2.	Number of Restricted Stock Units Granted under this Award: <Shares>

3.	Grant Date: <Date1>

4.	Period of Restriction: Subject to the terms of the Plan and paragraph 5 below, the Restricted Stock Units granted under this Award Agreement will vest as follows:

[INSERT VESTING SCHEDULE]

Each vesting date above shall be referred to as the applicable “Release Date”. The period that you hold your Restricted Stock Units prior to the applicable Release Date shall be referred to as the applicable Period of Restriction.

5.	Vesting Upon Death, Disability, Retirement Eligibility or Termination without Cause:
a.	Death. Your Restricted Stock Units will become fully vested if you die while an Employee after <Date1 + 6 months>.

b.	Disability. Your Restricted Stock Units will become fully vested if you become Disabled while an Employee after <Date1 + 6 months>. A “Disability” or “become Disabled” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, you are unable to engage in any substantial gainful activity or are receiving income replacement benefits under an accident and health plan covering employees of the Company for a period of not less than three months.

<Name>
<Date>

c.	Retirement Eligibility. Your Restricted Stock Units will become fully vested in the event you become Retirement Eligible during the Restriction Period and the Company will issue you one share of Class A common stock of the Company for each vested Restricted Stock Unit as soon as practicable following the applicable Release Date (and not when you become Retirement Eligible or on the date of Retirement), but in no event more than 90 days following the applicable Release Date. “Retirement Eligible” means your age plus years of continuous service total 80 or more and “Retirement” means your employment is terminated following becoming Retirement Eligible.

d.	Termination without Cause. Your Restricted Stock Units will become fully vested if you are terminated without Cause by the Company or the Affiliate then employing you (a “Termination without Cause”); provided, that such termination of employment constitutes a “separation from service” under Section 409A of the Code. The term “Cause” means (i) your willful and continued failure to perform substantially your duties with the Company or the Affiliate then employing you (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) your willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; provided, that for purposes of this definition, no act or failure to act, on your part, will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company or the Affiliate then employing you.
6.	Change in Control:
a.	In the event of a Change in Control after <Date1>, the Restricted Stock Units granted under this Award will become immediately fully vested.

b.	Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Company determines your Restricted Stock Units constitute deferred compensation subject to Section 409A of the Code, then the Company will issue you one share of Class A common stock of the Company for each vested Restricted Stock Unit as soon as practicable following the applicable Release Date (and not upon the Change in Control), but in no event more than 90 days following the applicable Release Date.
7.	Payment: Except as provided in paragraphs 5(c) and 6(b), upon the vesting of your Restricted Stock Units, the Company will issue you one share of Class A common stock of the Company for each vested Restricted Stock Unit as soon as practicable, but in no event more than 90 days following the date of vesting. In all cases, the date the Shares are issued to you with respect to your Restricted Stock Units is referred to as the “Transfer Date”.

<Name>
<Date>

8.	Non-Transferable: The Restricted Stock Units granted under this Award are not transferable.

9.	Voting Rights and Dividend-Equivalents:
a.	No Voting Rights. You are not the owner of record of the shares of Class A common stock underlying your Restricted Stock Units until the applicable Transfer Date and accordingly, you will have no voting rights on such Shares.

b.	Cash Dividend-Equivalents. You will receive a cash payment equal to any cash dividends that the Company declares and pays on its Class A common stock with respect to the Shares underlying your outstanding Restricted Stock Units granted under this Award. The Company shall pay such cash dividend-equivalents at such time or times as it determines in its sole discretion; provided, the Company shall pay any cash dividend-equivalents within the calendar year in which the cash dividend-equivalent is declared.

c.	Stock Dividend-Equivalents. You will be entitled to be credited with dividend-equivalents in the form of Shares of Class A common stock of the Company with respect to your outstanding Restricted Stock Units, calculated as follows: on each date that a stock dividend is paid by the Company while your Restricted Stock Units are outstanding, you will be credited with an additional number of Restricted Stock Units equal to the number of whole Shares that would have been issued with respect to your outstanding Restricted Stock Units had the Restricted Stock Units been issued as Shares. The additional Restricted Stock Units credited under this paragraph will be subject to the same terms and conditions applicable to your Restricted Stock Units originally granted under this Award Agreement, including, without limitation, for purposes of crediting of additional dividend-equivalents.
10.	Forfeiture of Awards:
a.	Your Restricted Stock Units will be forfeited if, during the applicable Period of Restriction, you cease to be an Employee for any reason other than for death, Disability, Retirement, a Termination without Cause or a termination of employment following a Change in Control.

b.	If you engage in any Competition (as defined in the Plan and determined by the administrative committee in its discretion)
(i)	before the applicable Transfer Date, you will forfeit all outstanding Restricted Stock Units granted under this Award Agreement, or

(ii)	between the applicable Transfer Date, and the <first> anniversary of the applicable Transfer Date, you must return to the Company all shares of Class A common stock that have been issued to you pursuant to this

<Name>
<Date>

Award Agreement and you will forfeit all outstanding Restricted Stock Units, if any, granted under this Award Agreement.
11.	Taxes: You may be required to pay to the Company or a Subsidiary and the Company and/or Subsidiary shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Restricted Stock Unit Award or from any compensation or other amount owing to you the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Restricted Stock Unit Award or any payment or transfer under or with respect to the Restricted Stock Unit Award and to take such other action as may be necessary to satisfy all obligations for the payment of such withholding taxes.

12.	No Acquired Rights: You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Restricted Stock Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Restricted Stock Units or benefits in lieu of Restricted Stock Units in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of units, and vesting provisions. Any Restricted Stock Units or benefits granted under the Plan will not be considered to be part of your salary for any reason, including, but not limited to, the determination of any severance, redundancy or resignation payments or benefits.

13.	No Guarantee of Employment: This Award of Restricted Stock Units does not limit or restrict the right of the Company or any Affiliate to terminate your employment or service at any time or for any reason.

14.	Consent To Transfer Personal Data: By signing your initials and signing below, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company, its Subsidiaries and your employer hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units, or any other entitlement to shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your

<Name>
<Date>

participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

15.	Amendment: This Award Agreement may be amended or modified by the Committee as long as the amendment or modification does not materially adversely affect your Award. Notwithstanding anything to the contrary contained in the Plan or in this Award Agreement, to the extent that the Company determines that the Restricted Stock Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Restricted Stock Units in order to cause the Restricted Stock Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

16.	Six-Month Delay: To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award Agreement during the six-month period immediately following your “separation from service” (as defined under Section 409A of the Code) will instead be paid as soon as practicable following the first business day after the date that is six months following the your separation from service (or death, if earlier), but in no event later than 30 days following such date.

<Name>
<Date>

If you have any questions regarding your Award or this Award Agreement, or would like a copy of the Plan, please contact John Hagenbush, Director, Global Compensation, at (616) 246-9532.
Sincerely,
A
James P. Hackett
President and CEO
Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions, by signing the following representation. Your signed representation must be returned by <Date1 + XDays> to:
Steelcase Inc.
Attn: Steven Dobias
Compensation Department (GH-2E-04)
PO Box 1967
Grand Rapids, MI 49508
616-246-9746
Agreement to Participate
By signing a copy of this Award Agreement and returning it I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions that may limit my rights under this Award Agreement.

Date:	Participant:

<Name>
<Employee #>